Exhibit 107

Calculation of Filing Fee Tables

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$52,044,306.00(1)	$0.0001476(2)	$7,681.74(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$52,044,306.00

Total Fees Due for Filing			$7,681.74

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$7,681.74

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 22,826,450, which is the number of shares of common stock, par value $0.0001 per share, of Navios Maritime Holdings Inc. (such shares, the “Common Shares”) entitled to receive the per share merger consideration, by $2.28, which is the per share merger consideration. The number of Common Shares included in the calculation includes 82,000 Common Shares underlying outstanding awards of restricted shares entitled to receive the per share merger consideration.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(c) under the Exchange Act, was calculated by multiplying 52,044,306.00 by 0.00014760.